UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 3, 2009

IRONWOOD GOLD CORP.
 (Exact Name of Registrant as Specified in Charter)

Nevada	000-53267	74-3207792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7047 E. Greenway Parkway #250 Scottsdale, AZ	85254
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 1-888-356-4942

Former name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On November 30, 2009, Ironwood Gold Corp. (the “Company”) entered into a material definitive agreement (the “Purchase Agreement”) with Kingsmere Mining Ltd. (“KML”) whereby the Company will acquire certain rights in thirty-two (32) unpatented placer mining claims located at the Cobalt Canyon Gold Project in Lincoln County, Nevada, more particularly described in Exhibit A to the Purchase Agreement (the “Property”).  As a result of the Purchase Agreement, the Cobalt Canyon Gold Project will encompass a total of six hundred ninety-six (696) acres in the Chief or Caliente mining district of southeastern Nevada, about one hundred fifteen (115) miles northeast of Las Vegas and five (5) miles north of the town of Caliente.  The Company agreed to issue five hundred thousand (500,000) shares of common stock of the Company and a cash sum of sixty-five thousand dollars ($65,000) in consideration for the assignment of the rights in the Property set forth in Exhibit A to the Purchase Agreement.

The Purchase Agreement contains standard representations, warranties, covenants and indemnities. The closing of the transactions contemplated by the Purchase Agreement are subject to the satisfaction of customary conditions.

The description of the Purchase Agreement in this report is intended to summarize the terms of the Purchase Agreement and does not purport to be a complete discussion of such terms.  Investors should review the Purchase Agreement in its entirety incorporated herein as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit
No.	Description
10.1	Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRONWOOD GOLD CORP.

Date: December 3, 2009	By:	/s/ Behzad Shayanfar
Behzad Shayanfar
Chief Executive Officer